SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 5, 2006

FINANCIAL INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Texas	0-4690	74-2126975
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 River Place Blvd., Building One Austin, Texas	78730
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 404-5000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2006, Financial Industries Corporation (“FIC”) entered into an employment letter with Michael P. Hydanus pursuant to which Mr. Hydanus agreed to serve as Interim Chief Executive Officer of FIC, Investors Life Insurance Company of North America (“ILINA”) and Family Life Insurance Company (together with ILINA and FIC, the “Company”), effective as of October 15, 2005 (the “Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Hydanus has agreed to assume all of the duties and responsibilities of Chief Executive Officer of the Company and to continue those duties until (1) he is appointed Chief Executive Officer of the Company permanently by the Board of Directors of FIC or (2) another person is appointed Chief Executive Officer of the Company by the Board of Directors of FIC, in its discretion, and Mr. Hydanus is reassigned to assume his duties as Chief Operating Officer of the Company pursuant to that certain letter agreement, dated April 19, 2005 (the “COO Letter Agreement”), between FIC and Mr. Hydanus. A copy of the COO Letter Agreement was filed as an exhibit to FIC’s current report on Form 8-K dated May 6, 2004. The Employment Agreement is intended to amend and restate the COO Letter Agreement, provided that to the extent that any terms of the COO Letter Agreement do not conflict with the Employment Agreement, such terms of the COO Letter Agreement will be considered valid and continue in full force and effect. The terms of the Employment Agreement will be binding and effective for so long as Mr. Hydanus serves as Interim Chief Executive Officer or permanent Chief Executive Officer of the Company.

The Employment Agreement provides that Mr. Hydanus will be paid an annual salary of $294,000 and will be eligible for an annual bonus to be determined prior to the beginning of each fiscal year based on goals established by the Board of Directors of FIC. The Employment Agreement additionally provides that Mr. Hydanus will continue to be eligible to participate in stock option plans of the Company on the same basis as his current participation and that the Board of Directors of FIC, in its discretion, may grant additional option rights to Mr. Hydanus commensurate with his position as the Interim Chief Executive Officer of the Company.

The Employment Agreement provides that either the Company or Mr. Hydanus may terminate Mr. Hydanus’ employment at any time, provided that if the Company terminates Mr. Hydanus’ employment without cause (as defined in the Employment Agreement) or Mr. Hydanus terminates his employment for good reason (as defined in the Employment Agreement), Mr. Hydanus will be entitled to continue to receive his salary and benefits for a period of twelve months after the date of termination. The Employment Agreement additionally provides that if the Company terminates Mr. Hydanus’ employment without cause or Mr. Hydanus terminates his employment for good reason at any time within six months before or twelve months after a change of control of the Company (as defined in the Employment Agreement), Mr. Hydanus will be entitled to continue to receive his salary and benefits for a period of twenty-four months after the date of termination. Mr. Hydanus will additionally be entitled to receive certain benefits in the event he is terminated by the Company upon certain disabilities.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 – Employment Letter, dated January 1, 2006, by and between Financial Industries Corporation and Michael P. Hydanus

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2006

FINANCIAL INDUSTRIES CORPORATION

By:	/s/ Michael P. Hydanus

Michael P. Hydanus

Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1 – Employment Agreement, dated January 1, 2006, by and between Financial Industries Corporation and Michael P. Hydanus